Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2016, relating to the consolidated financial statements and financial statement schedule of Connecture, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Connecture, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

August 29, 2016